EXHIBIT 16.1

RBSM LLP

HENDERSON, NV

December 10, 2018

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Brownie’s Marine Group, Inc. (the “Company”) Form 8-K dated December 10, 2018, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/S/ RBSM LLP